Press Release
www.shire.com

FDA Approves Shire’s FIRAZYR® (icatibant injection) for Acute Attacks of Hereditary Angioedema (HAE)

First and Only Self-Administered Subcutaneous Treatment for Acute HAE

Dublin, Ireland and Lexington, Massachusetts, US – August 25, 2011 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, today announced that the U.S. Food and Drug Administration (FDA) has granted marketing approval for FIRAZYR® (icatibant injection) for treatment of acute attacks of hereditary angioedema (HAE) in adults 18 years of age and older.

“Until now, HAE patients faced challenges gaining rapid access to acute treatment such as the need to travel to the physician’s office or hospital,” said Timothy Craig, Professor of Medicine & Pediatrics, Penn State Hershey Medical Center. “FIRAZYR is a treatment with demonstrated efficacy that can be carried and stored at room temperature and self-injected by the patient. FIRAZYR addresses this important unmet need by providing HAE patients with fast access to acute treatment.”

HAE is a debilitating rare genetic disease characterized by recurrent, sometimes disfiguring and often painful episodes of acute swelling which can be life-threatening in some cases. The swelling attacks can affect any part of the body but most commonly occur in the face, gastrointestinal tract, extremities or genitals. Laryngeal attacks can be fatal due to the risk of suffocation.

“The unpredictability of HAE attacks can place limits on patients’ travel, employment opportunities, educational opportunities, and social life,” said U.S. HAE Association Executive Vice President Janet Long. “With this approval, patients have an important new option to treat HAE attacks.”

FIRAZYR has orphan drug designation status in the EU and US for the treatment of acute HAE. FIRAZYR is supplied in a pre-filled syringe that can be stored at room temperature (up to 77° Fahrenheit), making it portable and accessible for immediate treatment of HAE attacks. FIRAZYR’s active substance, icatibant, is a potent and selective bradykinin B2 receptor antagonist. It represents a novel, targeted, subcutaneously administered approach to the treatment of HAE attacks. By inhibiting the effects of bradykinin, which is thought to be responsible for HAE symptoms of localized swelling, inflammation, and pain, FIRAZYR treats the clinical symptoms of an acute HAE attack.

“Shire has extensive experience meeting the unique needs of patients with rare diseases due to our leadership in this area,” said Sylvie Grégoire, President of Shire HGT. “With FIRAZYR now approved in 38 countries, we are pleased to bring both this novel treatment and our comprehensive OnePath® patient service and support program to U.S. HAE patients.”

Free Trial and Co-Pay Assistance for Eligible U.S. Patients
With today’s FDA approval of FIRAZYR, Shire has initiated a Quick Start program and extended its OnePath Access Program to offer a wide range of product-related services and support to HAE patients.

Following prescription from their health care provider, all patients enrolling in the Quick Start program may be eligible to receive two syringes of FIRAZYR at no cost. Enrollment in OnePath offers a co-pay assistance program for eligible patients. A patient assistance program is available for certain patients who are currently uninsured or have insurance that does not cover treatment. In addition, at the physician’s request, OnePath offers patients in-person self-administration training by a healthcare professional. For more information on Shire’s OnePath services please visit www.onepath.com or call 1(866) 888-0660.

About FIRAZYR
FIRAZYR is currently approved in 38 countries worldwide, including the countries of the European Union and the United States for the treatment of acute attacks of HAE in adults.

After injection training, patients may self-administer FIRAZYR.  Most patients respond to a single dose of FIRAZYR.  If response is inadequate or if symptoms recur, up to 2 additional doses may be administered within a 24 hour period at intervals of at least 6 hours.

About HAE
HAE is a rare genetic disease caused by low levels or a dysfunction of C1 esterase inhibitor (C1-INH). Reduced C1-INH activity can lead to elevated plasma levels of bradykinin, which is thought to be responsible for HAE symptoms.

HAE is characterized by recurrent sudden attacks of edema (swelling) of the skin (hands, arms, feet, legs, thighs, face, genitals) or the mucous membranes (gastrointestinal tract, larynx or voicebox). The swelling can be disfiguring and painful, especially in case of abdominal attacks. Laryngeal attacks are potentially life-threatening due to the risk of suffocation. Unlike angioedema caused by allergic reactions, signs and symptoms such as hives and itching do not occur in HAE. Signs and symptoms of HAE do not respond to standard treatments for allergic angioedema such as epinephrine, corticosteroids, and antihistamines.

Summary of Clinical Trial Data Supporting the U.S. New Drug Application
The efficacy and safety of FIRAZYR for the treatment of acute attacks of HAE in adults were studied in three double-blind, randomized, controlled clinical trials known as FAST 1, 2 and 3. Among the 223 patients in these studies, the mean age was 38 years, 64% were female, and 95% were white.  Approximately 57% of patients reported use of attenuated androgens, antifibrinolytic agents, or C1 inhibitors.

FAST 3 was a placebo-controlled study of 98 adult patients with a median age of 36 years. The primary endpoint was assessed using a 3-item composite visual analog score (VAS), comprised of averaged assessments of skin swelling, skin pain, and abdominal pain.  The median time to 50% reduction in symptoms for patients with cutaneous or abdominal attacks treated with FIRAZYR (n=43) compared to placebo (n=45) was 2.0 hours [95% CI 1.5, 3.0] versus 19.8 hours [95% CI 6.1, 26.3], respectively (p<0.001).  The median times to almost complete symptom relief were 8.0 versus 36.0 hours for FIRAZYR and placebo, respectively.  Additional rescue medications were used by 3 patients (7%) treated with FIRAZYR and 18 patients (40%) treated with placebo.

FAST 1 and 2 included a total of 61 FIRAZYR-treated patients.  Across the three controlled trials, FIRAZYR had a median time to 50% reduction from baseline symptoms ranging from 2.0 to 2.3 hours.

In an assessment of the first 5 FIRAZYR-treated attacks (621 doses for 582 attacks), the median times to a 50% reduction from the pretreatment composite 3-itemVAS score were similar across attacks (2.0, 2.0, 2.4, 2.0, 1.5 hours).  The majority (93%) of these attacks were treated with a single dose of FIRAZYR.

Among 60 patients with laryngeal attacks who were treated with FIRAZYR, efficacy results were similar to those observed for non-laryngeal sites of attack.

Self-administration of FIRAZYR by 56 patients was assessed in an open label trial.  Patients who administered FIRAZYR during an acute attack of HAE had a median time to 50% reduction from the pretreatment composite 3-item VAS score of 2.6 hours. The safety profile in these patients was similar to that of patients whose therapy was administered by healthcare professionals.

Important Safety Information
Because laryngeal attacks may be fatal, patients with laryngeal symptoms should administer FIRAZYR and immediately seek medical attention. The most commonly reported adverse reactions were injection site reactions, which occurred in almost all patients (97%) in clinical trials. These most frequently included redness and swelling. Other common adverse reactions reported in at least 1% of patients included fever, transaminase increase, dizziness, and rash.

Full U.S. prescribing information for FIRAZYR will be available at www.FIRAZYR.com. For more information about HAE visit www.haea.org. Prescribing information may differ between countries. Please consult your local prescribing information.

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
	Sarah Elton-Farr (seltonfarr@shire.com)	+44 1256 894 157
Media	Jessica Mann (jmann@shire.com)	+44 1256 894 280
	Jessica Cotrone (jcotrone@shire.com)	+1 781 482 9538

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder, human genetic therapies, gastrointestinal diseases and regenerative medicine, as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFEHARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.